                                                                  EXHIBIT 10.8

                             PRODUCT SALES AGREEMENT



         Between Seller, Inc., a Delaware corporation with principal offices at 12800 Middlebrook Rd., Germantown, MD 20874-5204 ("Seller") , and Diamond Telecom ("Reseller"), a Brazilian corporation with a principal place of business at Rua Jangadeiros 6/502, Rio de Janeiro, RJ, Brazil,

         WHEREAS, Seller is the manufacturer of a product called Telecom 2000(TM), and

         WHEREAS, Reseller wishes to make purchases of Telecom 2000(TM) for resale, and

         WHEREAS, the parties believe that it would be mutually beneficial for them to cooperate in order for Reseller to resell Telecom 2000(TM),

         NOW, THEREFORE, in order to establish the terms and conditions under which the parties' respective goals may be accomplished, in exchange of the mutual covenants and premises here in below, the parties agree as follows:

         1.0       DEFINITIONS

         Seller Product shall mean those products listed in Attachment A hereto.

         Telecom 2000(TM) shall mean the intellectual property underlying Seller Product related to or derived from Telecom 2000(TM) and / or related to or derived from US Patent No. 5, 526, 353 including specifically, for purposes of clarification and not limitation, algorithms, electronic computer protocols, routines, subroutines or programs developed by or on behalf of Seller or otherwise owned by or in the custody of Seller.


         2.0      LICENSE AND SCOPE OF AGREEMENT

         2.1 License Rights and Scope. Subject to the terms and conditions set forth herein, Seller hereby grants to Reseller, and Reseller accepts, a non-transferable and non-exclusive license to resell or sublicense Seller Product, subject to and controlled by Attachment A, Special Terms and Conditions Number 3.

         2.2 Restrictions on Use. All purchase, use, and resale by Reseller of Seller Product is restricted as follows:

         (a) Reseller is strictly prohibited from reverse engineering, reverse compilation, or reverse assembly of Seller Product;

         (b) Reseller is strictly prohibited from making a copy or copies of Seller Product;

         (c) Reseller shall not misuse the trademarks or trade names of Seller, but Reseller may use the trademarks or trade names of Seller in advertising Seller Products;

         (d) Reseller shall not make any foreign sales without full compliance with United States import/export laws and restrictions, and shall be responsible to Seller and indemnify Seller for any failure to abide with this clause; and

         (e) Reseller shall not make any government contract sales that impair the rights of Seller hereunder, and must take all necessary steps to insure compliance with the intellectual property ownership rights of Seller hereunder, and shall be responsible to Seller and indemnify Seller for any failure to abide with this clause. The foregoing is subject to and controlled by Attachment A, Special Terms and Conditions Number 8.

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         2.3 Term. This Agreement shall be for a term of one year, subject to termination by either party at any time in accordance with the terms hereof.

         2.4 Termination. Subject to Section 4.6 hereof, the Agreement may be terminated by Seller if Reseller does not pay Seller any amount due hereunder or otherwise materially breaches this Agreement, or if Reseller violates any material term hereof, including specifically but not as a limitation its restrictions under 2.0 and its duties under Section 3.0. Reseller shall have the right to terminate this Agreement if Seller fails to provide support as described in Attachment B, or if Seller otherwise materially breaches this Agreement. Either party may terminate this Agreement if a force majeure event continues for more than ninety (90) days or if the other party becomes insolvent or bankrupt or makes an assignment for the benefit of creditors.

         2.5 Duties Upon Termination. Upon the termination or expiration of this Agreement for any cause, the parties agree to continue their cooperation in order to effect an orderly termination of their relationship. Reseller shall immediately cease representing itself as a reseller of Seller Product, and shall accept no new orders for Seller Product except pursuant to firm, outstanding bids or quotations.

         2.6 Survival. Upon the termination or expiration of this Agreement for any cause, the paragraphs which by their plain meaning, including specifically but not as a limitation provisions which protect the intellectual property rights of Seller shall survive.

         2.7 Breach or Default. Neither party may terminate this Agreement for breach or default of the other party unless and until the party seeking to terminate has specified the breach or default in writing and such breach or default has not been cured by the receiving party within thirty (30) days after receipt of written notice.


         3.0 OBLIGATIONS OF RESELLER

         3.1 Reasonable Best Efforts Services and Minimum Commitment. In consideration of the license granted above and discounting schedules extended in Attachment A, Reseller agrees to exert its reasonable best efforts to resell Seller Product, to meet agreed-upon sales goals, and to purchase the Minimum Commitment of Seller Product outlined in Attachment A. In consideration of the Reseller efforts, the Seller agrees to exert its reasonable best efforts to a deliver high quality product in conformance with its published specifications, within a reasonable period of time related to agreed upon delivery dates, in order for the Reseller to meet and/or exceed sales goals.


         3.2 Sales Capability. Reseller shall maintain offices as sales locations, which offices shall be staffed by a sufficient trained capable sales and technical staff, adequate to provide Reseller's customers with assistance and instructions on setup, installlation, and use of Seller Product.

         3.3 Sales Reports, Sales Estimates, and Product Performance Data. Periodically, as agreed, Reseller will forecast expected sales to be made in the upcoming three month period on a "rolling" basis.The Reseller is required to forward to Seller any reports from users of the Seller Product regarding either (i.) any outages or failures experienced by users of the Seller Product which become known to Reseller, or (ii) any complaints of users of the Seller Product regarding the quality, functionality or performance of Seller Product which become knownto Reseller.

         3.4 Insurance Coverages. Based upon Seller's determination, Reseller shall acquire reasonable insurance coverages related hereto of the kinds and in the amounts specified by Seller, at Reseller's expense, with loss payees and subrogation as specified by Seller.

         4.0      ORDERING, DELIVERY, ACCEPTANCE, FEES, PAYMENT, AND  SUPPORT

         4.1 Ordering and Delivery. Individual firm funded purchase orders of Reseller issued to Seller shall be effective upon acceptance and order receipt verification in writing by Seller at its headquarters at Germantown, Maryland, USA. All Seller Products are listed in the initial form of Attachment A with prices and the purchase

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orders of Reseller must reflect the description, prices, and model numbers contained therein. The terms and conditions of this Agreement override those of the purchase orders, with the exception of Reseller's rights to return ordered product (if any) after acceptance has occurred under the provisions of 4.2 below. All Seller Products shall be delivered on or about the delivery date set forth in the order receipt verification in writing by Seller. Shipment will be at the risk of Reseller. Reseller shall have 15 business days to verify that all deliveries have been received. Delivery of the Seller Products shall be conclusively deemed to be completed at the end of the 15 business days verification period or at such time as missing deliverables identified by Reseller in writing during the 15 business days verification period have been replaced by Seller.

         4.2 Acceptance. The Seller Product shall be accepted by Reseller if the Seller Products perform substantially as described in their current documentation. Failure of Reseller to inform Seller of acceptance or non-acceptance within thirty (30) days following completed delivery or commercial use of the deliverables by Reseller shall constitute acceptance. Purchase prices and license fees shown in the initial form of Attachment A are due and payable upon acceptance. Until full payment is received, Seller retains a purchase money security interest in and to Seller products. After full payment is received, title is transferred to Reseller.

         4.3 After-Sale Support of Products. Following delivery of the Deliverables, Reseller shall be exclusively responsible for the installation, testing, modification, management, and control of its resales of Seller Product, except for Seller's Warranty responsibility in clause 5.3 below and After-Sale Support of Products responsibility defined in Attachment B hereto.

         4.4 Prices and Price Changes. Reseller agrees to pay Seller the amounts shown on Attachment A for Seller Product. Seller will have the right through its independent auditors to inspect Reseller 's facilities and records to verify the amounts and fees charged to Reseller's customers hereunder. Reseller shall keep records regarding its resales and sublicenses to Reseller's customers hereunder in detail to permit Seller to make such a verification. Seller may change the price of any Seller Product subsequent to the date of this agreement. If prices are increased, Seller will give Reseller a written notice thereof effective immediately upon increase.Firm funded purchase orders accepted by Seller before the written notice of price increase is issued shall be honored at the old (lower) price so long as the scheduled shipment date therefore is not later than thirty (30) days after the date of the written notice of price increase. If prices are decreased, Seller will give Reseller a written notice thereof effective immediately, and the decrease shall apply to all unused unopened inventory purchased by Reseller during the previous thirty (30) days, as well as to orders-in-process.

         4.5 Training, Updates, Maintenance & Support Fees. Except as expressly provided in this Agreement, including the Attachments, all training and support services provided by Seller shall be at an additional fee in accordance with Seller 's then current standard rates. Unless otherwise stated, Reseller shall reimburse Seller for all reasonable travel and other out-of-pocket expenses incurred by Seller in connection with the assistance furnished hereunder, provided same have been approved and pre-authorized by Reseller.

         4.6 Payment. All checks will be in U.S. currency unless otherwise agreed and shall be drawn on U.S. banks. Except as otherwise stated herein, based upon credit approval in the sole discretion of Seller, all payments including license fees shall be due and payable within thirty (30) calendar day after the receipt by Reseller from Seller of an invoice. If Reseller fails to pay any amount due by the due date, Reseller shall pay late charges of 1.5% per month, but not more than the highest rate permitted by law, together with all Seller 's expenses and collection charges

         4.7 Taxes. In addition to Seller 's fees hereunder, Reseller is obligated to pay any federal, state, provincial, county, local or governmental taxes, (including but not limited to sales tax and value added taxes), duties fees and amounts in lieu thereof, now or hereafter applied on the licenses granted or products sold herein or Reseller 's production, storage, transportation, import, export, licensing or use of Seller Product. Any such taxes, duties, fees and amounts payable in lieu thereof, including interest and penalties thereon ,paid or payable at any time by Seller, exclusive of taxes based solely on Seller 's net income, shall be reimbursed by Reseller.


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         5.0      OWNERSHIP AND PROPRIETARY RIGHTS

         5.1 Ownership. All rights, title and interest to Telecom 2000(TM) shall at all times remain the exclusive property of Seller, except for Seller Product fully paid for by Reseller. All applicable copyrights, trade secrets, patents and other intellectual property rights in Seller Product and Telecom 2000(TM) shall remain the exclusive property of Seller. No title to Telecom 2000(TM) is transferred to Reseller. Reseller shall not remove the copyright, trademark and proprietary rights notices of Seller, and shall prohibit any such removal by its officers, agents, employees, and contractors.

         5.2 Proprietary Rights. Reseller acknowledges that Telecom 2000(TM) is proprietary and confidential and constitutes valuable trade secrets of Seller. Reseller agrees to safeguard Telecom 2000(TM) with not less than the same degree of care as is exercised in connection with Reseller's own most proprietary and confidential materials.

         All aspects of Telecom 2000(TM), including without limitation, programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein, if any, shall remain the sole and exclusive property of Seller, and shall not be used, sold, revealed, disclosed or otherwise communicated, directly or indirectly, by Reseller to any person, company, or institution other than as set forth herein, excepting such technical and business development communications, products demonstrations, and detailed technical discussions as Reseller reasonably may deem necessary to perform the reselling duties described herein.

         5.3 Warranty and Disclaimer of Warranty. Seller Product Hardware is warranted as free from defects in materials and workmanship for a period of one year after shipment. In the event of warranty claims hereunder, Reseller shall return ship to seller, prepaid, with a written description of the basis for warranty claim for a final determination by Seller. Warranty-covered items shall be repaired or replaced by Seller and shipped to Reseller, at Seller's expense. All Seller Product Software is delivered "AS IS". SELLER MAKES NO EXPRESSED OR IMPLIED WARRANTIES WHATSOEVER WITH RESPECT TO SELLER PRODUCT. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THE PARTIES AGREE THAT THERE IS NO EXPRESSED OR IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR OF MERCHANTABILITY. SELLER SHALL NOT BE FOUND LIABLE FOR ANY MONETARY DAMAGES OF ANY KIND WHATESOEVER RELATED TO THE USE OF SELLER PRODUCTS, AND ANY AND ALL RISK OF SUCH USE IS HEREBY SPECIFICALLY ASSUMED BY RESELLER.

         6.0      INDEMNIFICATION

         6.1 Limitation of Liability. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR TO ANY OTHER THIRD PARTY BASED ON CONTRACT, TORT OR OTHERWISE FOR LOSS OF REVENUES, LOST PROFITS, LOST SAVINGS, OR INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT, EXCEPT THAT RESELLER MAY BE FOUND SO LIABLE TO SELLER FOR ANY DAMAGES ARISING OUT OF OR RELATING TO RESELLER'S INTENTIONAL OR GROSSLY NEGLIGENT VIOLATION OF CLAUSES 2.2.

         6.2 Indemnification by Seller . Seller shall indemnify, defend and hold Reseller harmless from any claims, damages or judgments, including all reasonable attorney's fees, directly or indirectly resulting from any claimed infringement or violation of any US copyright, US patent or other US intellectual property right with respect to Seller Product. Seller shall have no liability for any such claims or liabilities based on use of: (i) any version, modification or adaptation of Seller Product, if such infringement would have been avoided by the use of a then current unaltered release of Seller Product ; or (ii) a combination of Seller Product with any product or data not included in Seller Product when delivered to Reseller by Seller.

         Following notice of a claim or a threat of actual suit, Seller, at its sole option, shall as Reseller's sole remedy (except as otherwise provided for in this section):

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         (a) procure for Reseller the right to continue, as provided herein, to use, distribute and sublicense Seller Product at no additional expense to Reseller; or

         (b) provide Reseller with a non-infringing version of Seller Product.






         7.0      PUBLICITY

         7.1 Issuance of Publicity. Any and all publicity of any kind whatsoever with regard to this Agreement shall be determined by Seller in its sole discretion, except that with respect to the use of the trademarks and trade names, any publicity is subject to the approval of the party whose trademarks and trade names are to be used, only to the extent of the use of such trademarks and trade names and with respect to the portions of the publicity bearing any such trademarks and trade names.


         8.0      GENERAL

         8.1 Compliance With Local Laws. Reseller shall be exclusively responsible at its own expense for compliance with all local laws relating to Seller Product and the use thereof hereunder by Reseller. Reseller shall indemnify and save harmless Seller from any claim by a third party arising out of or related to non-compliance with local laws by Reseller.

         8.2 Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, Montgomery County, Maryland being the venue for all disputes, except for Federal jurisdiction disputes, the venue for which shall be the Eastern District of Virginia.

         8.3 Dispute Resolution. If either party wishes to commence litigation, then either before or promptly after doing so, that party shall notify the other party in writing by Federal Express or facsimile transmission of a request for meeting. The request shall contain a description of the problem. Within fourteen
(14) days of receipt of the letter requesting the meeting, the parties shall meet at a mutually convenient location in Montgomery County, Maryland. The meeting shall be attended by an executive of each party having the authority to resolve the problem. Each party may bring technical staff or other representatives having information bearing on the problem; however, neither party may bring an attorney or be represented in the meeting by an executive who is an attorney unless agreed in advance in writing by the other party. In the event such meeting fails to resolve issues in dispute, all actions relating to dispute hereunder shall have as venue, Montgomery County, Maryland, except for Federal jurisdiction disputes, the venue for which shall be the Eastern District of Virginia.

         8.4 Independent Contractors. It is expressly agreed that Seller and Reseller are acting hereunder as independent contractors, and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose.

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         8.5 Notice. Any notice required to be given by either party to the other shall be deemed given ten (10) days after being deposited in the postal system in registered or certified form with return receipt requested, postage paid, addressed to the notified party at the address set forth above.

         8.6 Assignment. A party may not assign this agreement or any portion thereof without the approval of the other party, which shall not be unreasonably withheld.

         8.7 Amendment; Waiver. Any provision of this Agreement may only be amended or waived if such amendment or waiver is in writing; and, if an amendment, executed by all parties hereto and, if a waiver, executed by the party which is waiving the term, condition or right.

         8.8 Severability. Any provision of this Agreement that is prohibited or unenforcable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforcability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.9 Headings. The headings of the various sections of this Agreement have been inserted for ease of reference only and shall be deemed not to be a part of this Agreement.

         8.10 Entire Agreement. This Agreement constitutes the entire understanding of the parties with relation to the subject matter hereof, and may be amended only by a writing in accordance with clause 8.7 above.

         MADE AND ENTERED INTO this _________ day of _________, 199__, by the undersigned authorized representatives of the parties.


         e-Net, Inc.                        Reseller  -  Diamond Telecom



         ------------------------           ------------------------
         (Signature)                                 (Signature)

         ------------------------           ------------------------
         (Name)                                      (Name)

         ------------------------           ------------------------
         (Title)                                     (Title)

         ------------------------           ------------------------
         (Date)                                      (Date)


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                                  ATTACHMENT A

                       Seller Product and Reseller Prices


         Product Designation                         List Price Each
         -------------------                         ---------------

         T2000-TS                                    $549

         T2000-CO                                    $795

         T2000-IN (4 port BRI)                       $8495

         T2000-DTI (single span T1/E1)               $10,995

         Gateways FXS 7300 (single span T1/E1)       $29,995

         *Network Management System (NMS)            $10,000

         *Billing System- Interface module only      $10,000
         (Query to CDR data only)

         *Required to be paid as a license one time per network for one Network Manager Station when the T2000-DTI (single span T1/E1) or the Gateways FXS 7300 (single span T1/E1) is acquired. Includes one copy of PC Anywhere software per station.

         10% Discount based on these Special Terms and Conditions. Discount is reflected in T2000-DTI (single span T1/E1) and Gateways FXS 7300 (single span T1/E1) price above, for which installation is included.

         All prices herein are available for certified Resellers only, and are subject to change by Seller in accordance with the Seller's contractual agreements and standard practices and policies.

         Service Fees ( See Attachment B):
                  A one-year maintenance contract is available upon initial order for a fee of fifteen per cent (15%) of the order dollar value. Maintenance service includes Standard Support as defined in Attachment B. Nonstandard Support in the areas of enhanced installation service, training, customization, and relocation is available on a per order basis, when accepted by e-Net, Inc. Fees for Nonstandard Support are based upon $1500.00 per day, minimum of two days, plus travel and living.

          "Special Terms and Conditions" are outlined below:

         1.) Diamond Telecom will order not less than $80,000 worth of product to be delivered by April 30, 1998;

         2.) Diamond Telecom will order not less than $400,000 worth of product to be delivered by October 31, 1998;

         3.) Diamond Telecom will have an exclusive right to use and resell e-Net's products for data telephony services in the country of Brazil for one year from the date of this agreement, subject to its compliance with its purchase commitments hereunder, and Diamond shall use e-Net products exclusively for data telephony services in the country of Brazil for one year from the date of this agreement, subject to e-Net's products performance compliance with its published specifications ;

         4.) Either party can cancel the exclusivity granted in (3.) above at any time by paying the other party an amount of money equal to the money exchanged between the parties hereunder; and

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         5.) Payment Terms are consistent with clause 4.6 of the Agreement.
Initial payment terms are ten per cent (10%) cash down with each order, balance due net 45 days after receipt or twenty (20%) cash down with each order, balance due net 60 days after receipt.

         6.) Installation of Gateway FXS 7300 hardware is $1500.00 per day for a two-person installation team, plus travel and living.

         7.) Each party agrees that it will not contract with, sell to, or otherwise circumvent each other's accounts for a period of 5 (five) years from the date hereof, such accounts introduced bya party to a party identified in writing in advance by a party, unless the party receiving notice of such identification disputes that an identified account was introduced to it by other sources. The dispute should be announced within one business day. Any circumvention that takes place will constitute a US$ 500,000 liquidated damage plus compensatory damages.

         8.) Notwithstanding anything to the foregoing, Reseller is authorized hereunder to engage in sales activity hereunder with the Government of Brazil, including Telebras. Reseller is solely responsible for compliance with all applicable law with regard to such activity and furthermore Reseller must at all times reasonably identify and give protection to the intellectual property ownership rights of e-Net.








                                  ATTACHMENT B


                 Seller's After-Sale Support of Seller Products

         Support

         1.) "Warranty Only", equals no maintenance service unless a defect in parts or workmanship causes a malfunction. See Clause 5.3. above.
         2.) "Standard Support" for 15% of purchase price of ordered item per year is specified in this attachment below under the title "Product Malfunction Correction Procedures".
         3.) "Nonstandard Support" equals any customized services which Reseller requests and which Seller agrees to supply, at a cost of $1500 per day plus Travel and Living, minimum of 2 days.


         Product Malfunction Correction Procedures
         -----------------------------------------

         Problem Classifications - If Reseller or its Customer encounters a problem (classified below) with the product, then Seller is required to respond to the Reseller or its Sublicensee in the time specified below:

         P1: Critical Systems Problem - Customer is unable to use the product as documented, and a major operational problem or reliability problem exists. Seller shall provide acknowledgment of the problem within four (4) hours. At this time, Reseller or its Customer may be required to provide additional information to enable Seller to recreate the problem. Seller shall use its best efforts to provide a work-around (if a work-around is possible) for the problem and shall provide a plan for resolution within one (1) day from the time at which the problem can be reproduced by Seller. Reseller or its Customer may be required to aid in this task if the error can not be reproduced by Seller. A patch release containing the fix shall be produced according to the plan mentioned above. Status reports will be provided to Reseller or its Customer as required, but no less than twice a week.

         P2: Minor Operational Problem(s) - An intermittent `bug' in the product exists, but it is not a critical systems reliability issue; however, the product does not function as documented, and the `bug' creates a minor operational impact. Seller shall provide acknowledgment of the problem within one (1) business day. At this time, Reseller or its Customer may be required to provide additional information to enable Seller to recreate the problem. Reseller or its Customer may be required to aid in this task if the error can not be reproduced by Seller. Seller shall use its best efforts to provide a work-around (if a work-around is possible) for the problem and shall provide a plan for resolution within one (1) week from the time at which the problem can be reproduced by Seller. Any fixes to address this problem shall be incorporated into the next Maintenance Release.

         P3: Annoyance Type Problem - The use of the product produces a user annoyance while the product is in application. Seller shall provide acknowledgment of the problem within two (2) business days. At this time, Reseller or its Customer may be required to provide additional information to enable Seller to recreate the problem. Seller shall use its best efforts to provide a work-around (if a work-around is possible) for the problem and shall provide a plan for resolution within two (2) weeks from the time at which the problem can be reproduced. Reseller or its Customer may be required to aid in this task if the error can not be reproduced by Seller. Seller and Reseller or its Customer will jointly determine if the annoyance is to be fixed. If it is agreed upon that the annoyance is to be fixed, then Seller shall provide a schedule for the next Scheduled Release and incorporate the fix into that release.

         Definitions:
         ------------
         1.) Scheduled release - includes new functionality
         2.) Maintenance release - takes care of `bug' fixes
         3.) Work-around - customer able to make alteration to application or product as a temporary solution.


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